Exhibit 99.1

Ramco-Gershenson Properties Trust
27600 Northwestern Highway
Suite 200
Southfield, MI 48034
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact:	Dennis Gershenson, President & CEO	FOR IMMEDIATE RELEASE
or Richard Smith, CFO
PHONE:	(248) 350-9900
FAX:	(248) 350-9925

RAMCO-GERSHENSON PROPERTIES TRUST ANNOUNCES OFFERING OF
TWO MILLION COMMON SHARES AND REAFFIRMS GUIDANCE

SOUTHFIELD, Mich., October 15, 2003 — Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has entered into an agreement to sell 2,000,000 common shares of stock to McDonald Investments Inc. and RBC Capital Markets. The common shares will be offered to the public at the price of $25.20 per share. The Company has granted the underwriters an option to purchase an additional 300,000 shares to cover over-allotments.

The Company intends to use the net proceeds of the offering to initially pay down outstanding balances under its secured and unsecured credit facilities and invest in short term investments. Following the offering, the Company plans to borrow against its credit facilities and use the proceeds invested in short term investments to acquire or develop additional shopping centers and expand, renovate or retenant existing centers. The Company is currently in negotiations to purchase two community shopping centers in the Midwest and expects to close on these acquisitions before the end of the first quarter of 2004. The Company also intends to complete the redevelopment of five of its existing community shopping centers. These redevelopment projects are expected to be completed during the summer of 2004.

The Company had previously issued guidance that it expects its 2003 funds from operations (FFO) to be between $2.03 and $2.08 per diluted common share and net income per diluted common share to be between $0.49 and $0.53. As a result of the offering, the Company expects FFO and net income per diluted share for 2003 to be at the low end of this range, at or about $2.03 and $0.49, respectively.

The Company considers FFO to be an appropriate supplemental measure of the financial performance of an equity REIT. Under the National Association of Real Estate Investment Trusts (“NAREIT”) definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of the Company’s performance. The Company considers FFO to be a useful measure for reviewing its comparative operating and financial performance between periods or to compare its performance to different REITs. However, the Company’s computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

The shares of common stock associated with this offering have been offered under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission. The offering of these securities is being made only by means of a prospectus supplement, which will be filed with the Securities and Exchange Commission. A copy of the prospectus supplement relating to this offering can be obtained from McDonald Investments Inc., 800 Superior Avenue, Cleveland, OH 44114 or RBC Capital Markets, 60 South Sixth Street, Minneapolis, MN 55402.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Ramco-Gershenson Properties Trust has a portfolio of 64 shopping centers totaling approximately 12.8 million square feet of gross leasable area, consisting of 63 community centers, of which ten are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit our
Website: www.ramco-gershenson.com

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